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                                 EXHIBIT 99.1
                                 ------------

FOR IMMEDIATE RELEASE


For further information contact:
Richard Vancil, ext. 403             Michelle Goodall, ext. 215
Annette Lissauer, ext. 501           Shawn Whalen, ext. 238
Individual, Inc.                     Schwartz Communications
(617) 273-6000                       (617) 431-0770
rich@individual.com                  swhalen@schwartz-pr.com


          INDIVIDUAL, INC. ACQUIRES HOOVER BUSINESS INTELLIGENCE UNIT
                        FROM INFORMATION ACCESS COMPANY

 SOFTWARE AGENT SERVICE BRINGS IMPROVED REAL TIME AND ARCHIVAL CAPABILITY AND
   THOUSANDS OF NEW INFORMATION SOURCES TO INDIVIDUAL'S ENTERPRISE CUSTOMERS

BURLINGTON, Mass. -October 17, 1996 - Individual, Inc., (NASDAQ:INDV) the pioneer and leading provider of customized news services, announced today that it has acquired the Hoover business intelligence services unit from the Information Access Company, a unit of The Thomson Corporation (Toronto, Canada). The acquisition complements Individual's service offering for its Enterprise customers (First! for Notes and First! Intranet) with robust real-time and archival functionality. The acquisition will also immediately bring to Individual more than 6,000 new information sources, including agreements with:
IAC's news journals and databases such as PROMT and MARS; business publications such as Forbes; financial databases such as Disclosure and EDGAR; and industry-specific news sources such as ADIS and IMS World for the pharmaceutical industry.

Hoover is an intelligent software agent that efficiently integrates and organizes information from internal and external news and information sources. The agent provides a neatly packaged, consolidated briefing report that is organized based on a specified "context," such as a company or industry. Reports are presented in Lotus Notes database format, and include real-time alerting from newswire feeds as well as extensive access to retrospective databases. Hoover's comprehensive information relationships include archival access for year-to-date information plus a two year backfile.

"The Hoover product and technology offer a near-perfect match for our customized news briefing services," said Michael E. Kolowich, Individual's President and CEO. "Individual created the market for serving Enterprise executives with daily personalized views of the business landscape, delivered by fax, email, Lotus Notes, and on Internet/Inranet platforms. With Hoover, we flank our core products with a comprehensive real-time capability on one side, and an extensive archival access
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capability on the other side. Combine this with the thousands of new information sources from Information Access Company and, in total, this acquisition represents a major win for our Notes and Intranet customers. Our clients want a consolidated current awareness and information management dashboard: Individual now offers all the components."

The terms of the acquisition provide Individual, Inc. with all of Hoover's technology and operations assets; customer contracts and the rights to service those contracts; and the agreements to key information-supplier contracts. All of Hoover's employees, based primarily in Cambridge, Massachusetts, will become employees of Individual, Inc. Hoover's extensive client list includes executives, product managers, competitive analysts, corporate librarians and investor relations professionals in a range of industries including pharmaceutical, insurance, information technology, packaged goods, utilities and others. The financial terms of the purchase involve cash and deferred payments by Individual for the net operating assets of Hoover of approximately $2 million.

In addition to supporting the existing Hoover installed base and enhancing the product functionality for those customers, Individual intends to integrate the Hoover product features and benefits into its First! for Notes and First! Intranet product line. The integration for First! Intranet will be extended primarily through the Lotus Notes Domino server technology, which allows any standard Web client to participate in Notes applications. Once the integration is completed, all of Individual's First! for Notes and First! Intranet clients will be able to receive the benefits of Hoover's product features, and have access to much more extensive databases and information sources.

Individual, Inc., is a pioneer and leading innovator of electronic personalized information services. Through its proprietary information retrieval, filtering and delivery technologies, Individual brings highly relevant, targeted news and advertising to more than 280,000 readers worldwide. Individual's services include First!/TM/, for corporate enterprises; NewsPage/TM/ , a comprehensive custom news site on the World Wide Web (http://www.newspage.com); FreeLoader/TM/, the first Web off-line delivery service (http://www.freeloader.com); and BookWire/TM/ (http://www.bookwire.com). Individual's strategic partners include Lotus, Knight-Rider, MSNBC, Microsoft Corp., NETCOM, Netscape and Toshiba. The Company is headquartered in Burlington, Mass., with offices around the world. Visit Individual on the Web at http://www.individual.com.

Certain of the above statements are forward looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including, risks associated with acquisition, competitive developments, other risk factors, and risk factors listed from time to time in the Company's SEC reports.

   NOTE TO EDITORS/REPORTERS:  FOR BACKGROUND INFORMATION, VISIT INDIVIDUAL'S
    ELECTRONIC PRESS ROOM AT: HTTP://WWW.INDIVIDUAL.COM/COMPANY/RELEASE.HTM

                                     # # #

NewsPage, First, FreeLoader and BookWire are trademarks of Individual, Inc. All other trademarks contained herein are the property of their respective owners.